                                                                     EXHIBIT 2.1




                             DISTRIBUTION AGREEMENT

                                      among

                            EXCEL REALTY TRUST, INC.

                           ERT DEVELOPMENT CORPORATION

                                       and

                            EXCEL LEGACY CORPORATION

                                   dated as of

                                 March 31, 1998

                                TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----
ARTICLE I. DEFINITIONS.....................................................................  2
            Section 1.01  General..........................................................  2
            Section 1.02. Terms Defined Elsewhere in Agreement............................. 11

ARTICLE II. TRANSFER OF ASSETS............................................................. 11
            Section 2.01  Transfer of Assets to Legacy..................................... 11
            Section 2.02  Consideration.................................................... 12
            Section 2.03  Transfers Not Effected Prior to the Distribution................. 12
            Section 2.04  Cooperation Re:  Assets.......................................... 13
            Section 2.05  No Representations or Warranties; Consents....................... 14
            Section 2.06  Conveyancing and Assumption Instruments.......................... 15
            Section 2.07. Cash Management.................................................. 15

ARTICLE III. ASSUMPTION AND SATISFACTION OF LIABILITIES.................................... 16
            Section 3.01.  Assumption and Satisfaction of Liabilities...................... 17

ARTICLE IV. THE DISTRIBUTION............................................................... 17
            Section 4.01.  Cooperation Prior to the Distribution........................... 17
            Section 4.02.  Excel and EDV Board Action; Conditions Precedent
                           to the Distribution............................................. 18
            Section 4.03.  The Distribution................................................ 19
            Section 4.04.  Cash in Lieu of Fractional Shares............................... 19

ARTICLE V. INDEMNIFICATION................................................................. 19
            Section 5.01.  Indemnification by Excel........................................ 19
            Section 5.02.  Indemnification by EDV.......................................... 20
            Section 5.03.  Indemnification by Legacy....................................... 20
            Section 5.04.  Insurance Proceeds.............................................. 21
            Section 5.05.  Procedure for Indemnification................................... 21
            Section 5.06.  Remedies Cumulative............................................. 25
            Section 5.07.  Survival of Indemnities......................................... 26

ARTICLE VI. CERTAIN ADDITIONAL MATTERS..................................................... 26
            Section 6.01.  Legacy Board.................................................... 26
            Section 6.02.  Certificate and Bylaws.......................................... 26
            Section 6.03.  Certain Post-Distribution Transactions.......................... 26
            Section 6.04.  Notices by Excel................................................ 28

ARTICLE VII. ACCESS TO INFORMATION AND SERVICES............................................ 28
            Section 7.01.  Provision of Corporate Records.................................. 28
            Section 7.02.  Access to Information........................................... 29

                                                                                          PAGE
                                                                                          ----
            Section 7.03.  Production of Witnesses......................................... 30
            Section 7.04.  Reimbursement................................................... 30
            Section 7.05.  Retention of Records............................................ 30
            Section 7.06.  Confidentiality................................................. 31
            Section 7.07.  Privileged Matters.............................................. 31

ARTICLE VIII. INSURANCE.................................................................... 34
            Section 8.01.  Policies and Rights Included Within the Legacy Assets........... 34
            Section 8.02.  Post-Distribution Date Claims................................... 35
            Section 8.03.  Administration and Reserves..................................... 35
            Section 8.04.  Agreement for Waiver of Conflict and Shared Defense............. 37

ARTICLE IX. MISCELLANEOUS.................................................................. 37
            Section 9.01.  Complete Agreement; Construction................................ 37
            Section 9.02.  Expenses........................................................ 37
            Section 9.03.  Governing Law................................................... 37
            Section 9.04.  Notices......................................................... 38
            Section 9.05.  Amendments...................................................... 38
            Section 9.06.  Successors and Assigns.......................................... 38
            Section 9.07.  Termination..................................................... 38
            Section 9.08.  Subsidiaries.................................................... 39
            Section 9.09.  No Third-Party Beneficiaries.................................... 39
            Section 9.10.  Titles and Headings............................................. 39
            Section 9.11.  Exhibits and Schedules.......................................... 39
            Section 9.12.  Legal Enforceability............................................ 39
            Section 9.13.  Arbitration of Disputes......................................... 40



                                           EXHIBITS

Exhibit A:        Administrative Services Agreement
Exhibit B:        Legacy Bylaws
Exhibit C:        Legacy Certificate
Exhibit D:        Legacy Employees
Exhibit E:        Tax Sharing Agreement
Exhibit F:        Transitional Services Agreement

                             DISTRIBUTION AGREEMENT

               This DISTRIBUTION AGREEMENT (this "Agreement") is made as of this 31st day of March, 1998 among Excel Realty Trust, Inc., a Maryland corporation ("Excel"), ERT Development Corporation, a Delaware corporation ("EDV"), and Excel Legacy Corporation, a Delaware corporation and a wholly-owned subsidiary of Excel ("Legacy").

                                    RECITALS

               WHEREAS, Excel and EDV, of which Excel owns 100% of the outstanding preferred shares, (i) acquire, develop, own and manage certain real estate assets, including neighborhood and community shopping centers and other retail and commercial properties, and (ii) hold certain notes receivable;

               WHEREAS, the Boards of Directors of Excel and EDV have each determined that it is in the best interests of their respective stockholders to transfer to Legacy certain real properties, notes receivable and related assets and liabilities currently held by Excel and EDV (the "Asset Transfers"), and thereafter to distribute all of the outstanding shares of common stock, par value $.01 per share, of Legacy to the holders of Excel common stock (the "Distribution");

               WHEREAS, in connection with the Distribution, Excel, EDV and Legacy have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Asset Transfers and the Distribution, and to set forth the agreements that will govern certain matters following the Distribution.

               NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

               Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

               Action: Any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

               Administrative Services Agreement: The Administrative Services Agreement between Excel and Legacy, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit A attached hereto.

               Affiliate: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Affiliates of Excel shall not include Legacy or any other Person which would be an Affiliate of Excel by reason of Excel's ownership of the capital stock of Legacy prior to the Distribution or the fact that any officer or director of Legacy shall also serve as an officer or director of Excel, (ii) the Affiliates of EDV shall not include Legacy or any other Person which would be an Affiliate of EDV by reason of the fact that any officer or director or Legacy shall also serve as an officer or director of EDV, and (iii) the Affiliates of Legacy shall not include Excel, EDV or any other Person which would be an Affiliate of Legacy by reason of Excel's ownership of the capital stock of Legacy prior to the



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



Distribution or the fact that any officer or director of Legacy shall also serve as an officer or director of Excel or EDV.

               Agent: The distribution agent appointed by Excel to distribute the Legacy Common Stock pursuant to the Distribution.

               Commission:  The Securities and Exchange Commission.

               Conveyancing and Assumption Instruments: Collectively, the various agreements, instruments and other documents to be entered into to effect the Asset Transfers and the assumption of Liabilities in the manner contemplated by this Agreement and the Related Agreements.

               Distribution Date: The date determined by the Excel Board as the date on which the Distribution shall be effected, which Distribution Date is contemplated by the Excel Board to occur on or about March 31, 1998.

               Distribution Record Date: The date established by the Excel Board as the date for taking a record of the Holders of Excel Common Stock entitled to participate in the Distribution, which Distribution Record Date has been established as March 2, 1998, subject to the fulfillment on or before March 31, 1998 of certain conditions to the Distribution as provided in Section 4.02.

               EDV Board:      The Board of Directors of EDV.

               EDV Books and Records: The books and records (including computerized records) of EDV and all books and records owned by Legacy which relate to the EDV Retained Business or are necessary to operate the EDV Retained Business, or are required by law to be retained by EDV, all files relating to any Action pertaining to the EDV Retained Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to EDV or the EDV Retained Business (but not including the Legacy Books and Records, provided that EDV shall have access to, and shall have the right to obtain duplicate copies of, the Legacy Books and Records in accordance with the provisions of Article VII).



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



               EDV Common Stock: The common stock, par value $.0001 per share, of EDV.

               EDV Notes:  The notes receivable listed on Schedule 1.01(a).

               EDV Real Estate Assets: The real estate assets listed on Schedule 1.01(b).

               EDV Retained Assets: The assets of EDV other than the Legacy Assets transferred to Legacy by EDV, including without limitation (i) assets relating to the EDV Retained Business, (iii) all of the assets expressly allocated to EDV under this Agreement or the Related Agreements, and (iv) any other assets of EDV and its Affiliates relating to the EDV Retained Business.

               EDV Retained Business: The businesses conducted by EDV pursuant to or utilizing the EDV Retained Assets, including without limitation, the acquisition, development, ownership and management of real estate assets.

               EDV Retained Liabilities: (i) All of the Liabilities arising out of or in connection with the EDV Retained Assets or the EDV Retained Business,
(ii) all of the Liabilities of EDV under, or to be retained or assumed by EDV pursuant to, this Agreement or any of the Related Agreements, (iii) any Financing Obligations not constituting Legacy Liabilities or Excel Retained Liabilities, (iv) all Liabilities for the payment of outstanding drafts of EDV attributable to the EDV Retained Business existing as of the Distribution Date, and (v) all other Liabilities of EDV not constituting Legacy Liabilities.

               EDV Retained Policies: All Policies, current or past, which are owned or maintained by or on behalf of EDV (or any of its predecessors) which relate to the EDV Retained Business but do not relate to the Legacy Business.

               Excel Board:  The Board of Directors of Excel.

               Excel Books and Records: The books and records (including computerized records) of Excel and all books and records owned by Legacy which relate to the Excel Retained Business or are necessary to operate the Excel Retained Business, or are required by law to be retained by Excel, including without limitation, all files relating to any Action pertaining to the Excel Retained Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Excel or the Excel Retained Business (but not including the Legacy Books and Records, provided that Excel shall have access to, and shall have the right to obtain duplicate copies of, the Legacy Books and Records in accordance with the provisions of Article VII).

               Excel Common Stock: The common stock, par value $.01 per share, of Excel.

               Excel Notes:  The notes listed on Schedule 1.01(c).

               Excel Real Estate Assets: The real estate assets listed on
Schedule 1.01(d).

               Excel Retained Assets: The assets of Excel other than the Legacy Assets transferred to Legacy by Excel, including without limitation (i) assets relating to the Excel Retained Business, (iii) all of the assets expressly allocated to Excel under this Agreement or the Related Agreements, and (iv) any other assets of Excel and its Affiliates relating to the Excel Retained Business.

               Excel Retained Business: The businesses conducted by Excel pursuant to or utilizing the Excel Retained Assets, including without limitation, the acquisition, development, ownership and management of real estate assets, including neighborhood and community shopping centers and other retail and commercial properties.

               Excel Retained Liabilities: (i) All of the Liabilities arising out of or in connection with the Excel Retained Assets or the Excel Retained Business, (ii) all Liabilities arising out of or in connection with any lawsuits relating to the Distribution (other than those Liabilities relating to employee claims which shall be allocated pursuant to the Administrative Services Agreement), (iii) all of the Liabilities of Excel under, or to be retained or assumed by Excel pursuant to, this Agreement or any of the Related Agreements,
(iv) any Financing Obligations not constituting Legacy Liabilities or EDV Retained Liabilities, (v) all Liabilities for the payment of outstanding drafts of Excel



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



attributable to the Excel Retained Business existing as of the Distribution Date, and (vi) all other Liabilities of Excel not constituting Legacy Liabilities.

               Excel Retained Policies: All Policies, current or past, which are owned or maintained by or on behalf of Excel (or any of its predecessors) which relate to the Excel Retained Business but do not relate to the Legacy Business.

               Exchange Act:  The Securities Exchange Act of 1934, as amended.

               Financing Obligations: All (i) indebtedness for borrowed money,
(ii) obligations evidenced by bonds, notes, debentures or similar instruments,
(iii) obligations under capitalized leases and deferred purchase arrangements,
(iv) reimbursement or other obligations relating to letters of credit or similar arrangements, and (v) obligations to guarantee, directly or indirectly, any of the foregoing types of obligations on behalf of others.

               Holders: The holders of record of Excel Common Stock as of the Distribution Record Date.

               Insurance Proceeds: Those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

               Insured Claims: Those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

               Legacy Board:  The Board of Directors of Legacy.

               Legacy Books and Records: The books and records (including computerized records) of Legacy and all books and records owned by Excel and EDV which relate to the Legacy Business

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or are necessary to operate the Legacy Business, including, without limitation, all such books and records relating to Legacy Employees, all files relating to any Action being assumed by Legacy as part of the Legacy Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Legacy or the Legacy Business (but not including the Excel Books and Records or the EDV Books and Records, provided that Legacy shall have access to, and have the right to obtain duplicate copies of, the Excel Books and Records and the EDV Books and Records in accordance with the provisions of Article VII).

               Legacy Bylaws: The Amended and Restated Bylaws of Legacy, substantially in the form of Exhibit B, to be in effect at the Distribution Date.

               Legacy Certificate: The Amended and Restated Certificate of Incorporation of Legacy, substantially in the form of Exhibit C, to be in effect at the Distribution Date.

               Legacy Common Stock: The common stock, par value $.01 per share, of Legacy.

               Legacy Employees: All of the Legacy employees at the time of the Distribution, as identified on Exhibit D.

               Legacy Liabilities: (i) All of the Liabilities of Legacy under, or to be retained or assumed by Legacy pursuant to, this Agreement or any of the Related Agreements, including those set forth on Schedule 1.01(e), (ii) all Liabilities for payment of outstanding drafts of Excel or EDV attributable to the Legacy Business existing as of the Distribution Date, and (iii) all Liabilities arising out of or in connection with any of the Legacy Assets or the Legacy Business.

               Legacy Policies: All Policies, current or past, which are owned or maintained by or on behalf of Excel or EDV or any of their Affiliates or predecessors, which relate to the Legacy Business but do not relate to the Retained Businesses, and which Policies are either maintained by Legacy or assignable to Legacy.

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               Liabilities: Any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

               Notes:  The Excel Notes and the EDV Notes, collectively.

               Person: Any individual, corporation, partnership, association, trust, estate or other entity or organization, including any governmental entity or authority.

               Policies: Insurance policies and insurance contracts of any kind relating to the Legacy Business or the Retained Businesses as conducted prior to the Distribution Date, including without limitation primary and excess policies, comprehensive general liability policies, automobile and workers' compensation insurance policies, and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

               Privileges: All privileges that may be asserted under applicable law, including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

               Privileged Information: All Information as to which Excel, EDV, Legacy or any of their Subsidiaries are entitled to assert the protection of a Privilege.

               Related Agreements: All of the agreements, instruments, understandings, assignments or other arrangements which are entered into in connection with the transactions contemplated hereby and which are set forth in a writing, including, without limitation (i) the Conveyancing and

Assumption Instruments, (ii) the Administrative Services Agreement, (iii) the Tax Sharing Agreement, and (iv) the Transitional Services Agreement.

               Retained Assets: The Excel Retained Assets and the EDV Retained Assets, collectively.

               Retained Businesses: The Excel Retained Business and the EDV Retained Business, collectively.

               Retained Liabilities: The Excel Retained Liabilities and the EDV Retained Liabilities, collectively.

               Retained Policies: The Excel Retained Policies and the EDV Retained Policies, collectively.

               Shared Policies: All Policies, current or past, which are owned or maintained by or on behalf of Excel, EDV or their predecessors which relate to both the Retained Businesses and the Legacy Business, and all other Policies not constituting Legacy Policies or Retained Policies.

               Subsidiary: With respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries, or (b) any non-corporate entity in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest.

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               Tax Sharing Agreement: The Tax Sharing Agreement between Legacy and Excel, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit E attached hereto.

               Transitional Services Agreement: The agreement to be entered into between Excel and Legacy on or prior to the Distribution Date, providing for the furnishing of certain services on a transitional basis after the Distribution Date, in substantially the form attached hereto as Exhibit F.

               Section 1.02.  Terms Defined Elsewhere in Agreement.
               Each of the following terms is defined in the Section set forth opposite such term:

Term                                               Section
----                                               -------
Asset Transfers                                    Recitals
Consents                                           4.01(c)
Distribution                                       Recitals
EDV/Legacy Indemnifiable Losses                    5.02
Excel                                              Recitals
Excel/EDV Indemnitees                              5.03
Excel/EDV Indemnifiable Losses                     5.03
Excel/Legacy Indemnifiable Losses                  5.01
Indemnifiable Losses                               5.03
Indemnifying Party                                 5.04
Indemnitee                                         5.04
Information                                        7.02
Legacy                                             Recitals
Legacy Assets                                      2.01(c)
Legacy Business                                    Recitals
Legacy Indemnitees                                 5.01
Pending Action                                     5.05(h)
Third-Party Claim                                  5.05(a)


                                   ARTICLE II.

                               TRANSFER OF ASSETS

               Section 2.01  Transfer of Assets to Legacy.

               (a) Prior to the Distribution Date, Excel shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Legacy of all of Excel's right, title and interest in the following assets:

                      (i)    the Excel Real Estate Assets;

                      (ii)   the Excel Notes;

                      (iii)  the Legacy Books and Records;

                      (iv) all of the other assets to be assigned to Legacy by Excel under this Agreement or the Related Agreements; and



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                      (v) all other assets relating to the Legacy Business held
               by Excel.

               (b) Prior to the Distribution Date, EDV shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Legacy of all of EDV's right, title and interest in the following assets:

                      (i) the EDV Real Estate Assets;

                     (ii) the EDV Notes;

                    (iii) the Legacy Books and Records;

                    (iv) all of the other assets to be assigned to Legacy by EDV under this Agreement or the Related Agreements; and

                      (v) all other assets relating to the Legacy Business held by EDV.

               (c) The "Legacy Assets" shall consist of the assets transferred to Legacy by Excel and EDV pursuant to this Section 2.1.

               Section 2.02 Consideration for Asset Transfers. As consideration for the foregoing asset transfers:

               (a) On or prior to the Distribution Date, Excel shall receive from Legacy (i) a sufficient number of shares of Legacy Common Stock to effect the Distribution to the Holders of Excel Common Stock, and (ii) a promissory note payable to Excel in the amount of $21.4 million.

               (b) On or prior to the Distribution Date, EDV shall receive evidence of the cancellation of certain indebtedness of EDV currently held by Excel in the amount of $33.3 million.

               Section 2.03 Transfers Not Effected Prior to the Distribution. To the extent that any transfers contemplated by this Article II shall not have been fully effected on the Distribution Date, the parties shall cooperate to effect such transfers as promptly as shall be practicable following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Excel, EDV and Legacy and their respective Subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated effective as of the Distribution Date, the party retaining such asset or Liability shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred or such Liability been assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer and assumption shall be effected forthwith. The parties agree that, except as set forth in this Section 2.03, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incidental thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incidental thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

               Section 2.04 Cooperation Re: Assets. In the case that at any time after the Distribution Date, Legacy reasonably determines that any of the Excel Retained Assets or the EDV Retained Assets are essential for the conduct of the Legacy Business, or Excel reasonably determines that any of the Legacy Assets are essential for the conduct of the Excel Retained Business, or EDV reasonably determines that any of the Legacy Assets are essential for the conduct of the EDV Retained Business, and the nature of such assets makes it impracticable for Legacy, Excel or EDV, as the case may be, to obtain substitute assets or to make alternative arrangements on commercially



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



reasonable terms to conduct their respective businesses, and reasonable provisions for the use thereof are not already included in the Related Agreements, then Legacy (with respect to the Legacy Assets), Excel (with respect to the Excel Retained Assets) and EDV (with respect to the EDV Retained Assets) shall cooperate to make such assets available to the appropriate party on commercially reasonable terms, as may be reasonably required for such party to maintain normal business operations (provided that such assets shall be required to be made available only until such time as the other party may reasonably obtain substitute assets or make alternative arrangements on commercially reasonable terms to permit it to maintain normal business operations).

               Section 2.05 No Representations or Warranties; Consents. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party or (ii) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any Related Agreement, including, without limitation, any Conveyancing and Assumption Instruments. It is also agreed and understood that there are no warranties, express or implied, as to the merchantability or fitness of any of the assets either transferred to or retained by the parties, as the case may be, and all such assets shall be "as is, where is" and "with all faults" (provided, however, that the absence of warranties shall have no effect upon the allocation of liabilities under this Agreement). Similarly, each party hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets. Notwithstanding the



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


foregoing, the parties shall use their good faith efforts to obtain all consents and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement, and shall take all such further reasonable actions as shall be reasonably necessary to preserve for each of Excel, EDV and Legacy, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and liabilities provided for in this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

               Section 2.06 Conveyancing and Assumption Instruments. In connection with the Asset Transfers and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments in such forms as the parties shall reasonably agree, including the transfer of real property with deeds as may be appropriate, and the assignment of trademarks and other intellectual property rights. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on public registries.

               Section 2.07.  Cash Management.

               (a) Cash Management After the Distribution Date. Legacy shall establish and maintain a separate cash management system and accounting records with respect to the Legacy Business effective as of 12:01 a.m. on the day following the Distribution Date; thereafter, (i) any payments by Excel or EDV on behalf of Legacy in connection with the Legacy Business (including, without limitation, any such payments in respect of Liabilities or other obligations of Legacy under the Administrative Services Agreement) shall be recorded in the accounts of Legacy as a payable to



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



Excel or EDV, as applicable; (ii) any payments by Legacy on behalf of Excel or EDV in connection with the Excel Retained Business or the EDV Retained Business, respectively (including, without limitation, any such payments in respect of Liabilities or other obligations of Excel or EDV under the Administrative Services Agreement), shall be recorded in the accounts of Excel or EDV, as applicable, as a payable to Legacy; (iii) any cash payments received by Excel or EDV relating to the Legacy Business or the Legacy Assets shall be recorded in the accounts of Excel or EDV, as applicable, as a payable to Legacy; (iv) any cash payments received by Legacy relating to the Excel Retained Business, the EDV Retained Business, the Excel Retained Assets or the EDV Retained Assets shall be recorded in the accounts of Legacy as a payable to Excel or EDV, as applicable; (v) Excel, EDV and Legacy shall make adjustments for late deposits, checks returned for not sufficient funds and other post-Distribution Date transactions as shall be reasonable under the circumstances consistent with the purpose and intent of this Agreement; and (vi) the net balance due to Excel, EDV or Legacy, as the case may be, in respect of the aggregate amounts of clauses
(i), (ii), (iii), (iv) and (v) shall be paid by Excel, EDV or Legacy, as appropriate, as promptly as practicable. For purposes of this Section 2.07(a), the parties contemplate that the Excel Retained Business, the EDV Retained Business and the Legacy Business, including but not limited to the administration of accounts payable and accounts receivable, will be conducted in the normal course.

               (b) All transactions contemplated in this Section 2.07 shall be subject to audit by the parties, and any dispute thereunder shall be resolved by Coopers & Lybrand L.L.P. (or, if Coopers & Lybrand L.L.P. is not available, by such other independent firm of certified public accountants mutually acceptable to Excel, EDV and Legacy), whose decision shall be final and unappealable.

                                  ARTICLE III.

                   ASSUMPTION AND SATISFACTION OF LIABILITIES

               Section 3.01. Assumption and Satisfaction of Liabilities. Except as set forth in the Administrative Services Agreement, the Tax Sharing Agreement or the other Related Agreements, effective as of and after the Distribution Date, (a) Legacy shall assume, pay, perform and discharge in due course all of the Legacy Liabilities, (b) Excel shall pay, perform and discharge in due course all of the Excel Retained Liabilities, and (c) EDV shall pay, perform and discharge in due course all of the EDV Retained Liabilities.

                                   ARTICLE IV.

                                THE DISTRIBUTION

               Section 4.01.  Cooperation Prior to the Distribution.

               (a) Excel, EDV and Legacy shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are appropriate to reflect the establishment of, or amendments to, any employee benefit plans and other plans contemplated by the Administrative Services Agreement.

               (b) Excel, EDV and Legacy shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Related Agreements.

               (c) Excel, EDV and Legacy shall use all reasonable efforts to obtain any third-party consents or approvals necessary or desirable in connection with the transactions contemplated hereby ("Consents").

               (d) Excel, EDV and Legacy will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement and the Related Agreements.

               Section 4.02. Excel and EDV Board Action; Conditions Precedent to the Distribution. The Excel Board and the EDV Board shall, in their discretion, establish any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

               (a) the transactions contemplated by Sections 2.01 and 2.02 shall have been consummated in all material respects;

               (b) the Legacy Board, comprised as contemplated by Section 6.01, shall have been elected, and the Legacy Certificate and Legacy Bylaws shall have been adopted and shall be in effect;

               (c) Excel, EDV and Legacy shall have obtained all Consents, the failure of which to obtain would, in the determination of each of the Excel Board and the EDV Board, have a material adverse effect on Excel, EDV or Legacy;

               (d) the Registration Statement on Form 10 under the Exchange Act filed by Legacy shall have been declared effective by the Commission;

               (e) the Legacy Common Stock shall have been approved for quotation and trading on the OTC Bulletin Board subject to official notice of issuance; and

               (f) Excel, EDV and Legacy shall have entered into the Related Agreements to which they are a party; provided, however, that (i) any such condition may be waived by the concurrence of the Excel Board and the EDV Board in their sole discretion, and (ii) the satisfaction of such conditions shall not create any obligation on the part of Excel, EDV or any other party hereto to effect the Distribution or in any way limit Excel's and EDV's power of termination set forth in Section 9.07 or alter the consequences of any such termination from those specified in such Section.

               Section 4.03. The Distribution. On the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, Excel shall deliver to the Agent a share certificate representing all of the then outstanding shares of Legacy Common Stock owned by Excel and shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such Legacy Common Stock to the Holders. Legacy agrees to provide all share certificates that the Agent shall require in order to effect the Distribution.

               Section 4.04. Cash in Lieu of Fractional Shares. No certificate or scrip representing fractional shares of Legacy Common Stock shall be issued as part of the Distribution and in lieu thereof, each holder of Excel Common Stock who would otherwise be entitled to receive a fractional share of Legacy Common Stock will receive cash for such fractional share. Excel shall instruct the Agent to determine the number of whole shares and fractional shares of Legacy Common Stock allocable to each holder of record of Excel Common Stock as of the Distribution Record Date. Excel shall instruct the Agent to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market as soon as practicable following the Distribution Date at then prevailing prices on behalf of Holders who otherwise would be entitled to receive fractional share interests and to distribute to each such Holder such Holder's ratable share of the proceeds of such sale as soon as practicable after the Distribution Date. Excel shall bear the costs of commissions incurred in connection with such sales.

                                   ARTICLE V.

                                 INDEMNIFICATION

               Section 5.01. Indemnification by Excel. Except as otherwise expressly set forth in a Related Agreement, Excel shall indemnify, defend and hold harmless Legacy and its directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Legacy Indemnitees") from and against the Excel Retained Liabilities and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating to the Excel Retained Liabilities and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "Excel/Legacy Indemnifiable Losses" and, individually, an "Excel/Legacy Indemnifiable Loss") of the Legacy Indemnitees arising out of or due to the failure or alleged failure of Excel or any of its Affiliates (i) prior to or after the Distribution Date to pay, perform or otherwise discharge in due course any of the Excel Retained Liabilities, or (ii) comply with the provisions of Section 6.04.

               Section 5.02. Indemnification by EDV. Except as otherwise expressly set forth in a Related Agreement, EDV shall indemnify, defend and hold harmless the Legacy Indemnitees from and against the EDV Retained Liabilities and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating to the EDV Retained Liabilities and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "EDV/Legacy Indemnifiable Losses" and, individually, an "EDV/Legacy Indemnifiable Loss") of the Legacy Indemnitees arising out of or due to the failure or alleged failure of EDV or any of its Affiliates (i) prior to or after the Distribution Date to pay, perform or otherwise discharge in due course any of the EDV Retained Liabilities, or (ii) comply with the provisions of Section 6.04.

               Section 5.03. Indemnification by Legacy. Except as otherwise expressly set forth in a Related Agreement, Legacy shall indemnify, defend and hold harmless Excel and EDV and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Excel and EDV Indemnitees") from and against the Legacy Liabilities and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating to the Legacy Liabilities and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "Excel/EDV Indemnifiable Losses" and, individually, an "Excel/EDV Indemnifiable Loss") of the Excel and EDV Indemnitees arising out of or due to the failure or alleged failure of Legacy or any of its Affiliates (i) prior to or after the Distribution Date to pay, perform or otherwise discharge in due course any of the Legacy Liabilities or (ii) comply with the provisions of Section 6.04. The "Excel/Legacy Indemnifiable Losses," the "EDV/Legacy Indemnifiable Losses," and the "Excel/EDV Indemnifiable Losses" are collectively referred to as the "Indemnifiable Losses."

               Section 5.04. Insurance Proceeds. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnitee") pursuant to Section 5.01, Section 5.02 or Section 5.03 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

               Section 5.05.  Procedure for Indemnification.

               (a) Except as may be set forth in a Related Agreement, if an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided that the failure of any Indemnitee to give notice as required by this Section 5.05 shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

               (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with
Section 5.05(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within 30 days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article V for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under
Section 5.01, 5.02 or 5.03, as the case may be) such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnitee may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice
(i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnitee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

               (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

               (d) Notwithstanding anything else in this Section 5.05 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim (and provided further that such settlement may not provide for any non-monetary relief by Indemnitee without the written consent of Indemnitee). In the event the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third-Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third-Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and
(B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third-Party Claim.

               (e) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15- day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

               (f) In addition to any adjustments required pursuant to Section 5.04, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

               (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

               (h) Notwithstanding anything else in this Section 5.05 to the contrary, with respect to any Action pending at the time of the Distribution (a "Pending Action") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, Excel, EDV or Legacy shall, at the request of any other party, cause the employee(s) who were handling the defense, compromise or settlement of such Pending Action prior to the Distribution to continue to handle such defense, compromise or settlement following the Distribution (subject to the last two sentences of subsection (b) above). If such employees are employed by the Indemnitee, the Indemnitee shall keep the Indemnifying Party reasonably informed of the progress of, and the Indemnifying Party shall cooperate in, such defense, compromise or settlement.

               Section 5.06. Remedies Cumulative. The remedies provided in this
Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

               Section 5.07. Survival of Indemnities. The obligations of each of Excel, EDV and Legacy under this Article V shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities with respect to any Indemnifiable Loss of the others related to such assets, businesses or Liabilities.

                                   ARTICLE VI.

                           CERTAIN ADDITIONAL MATTERS

               Section 6.01. Legacy Board. Excel, EDV and Legacy shall take all actions which may be required to constitute, effective as of the Distribution Date, the board of directors of Legacy with the persons listed on Schedule 1.01(f).

               Section 6.02. Certificate and Bylaws. On or prior to the Distribution Date, Legacy shall adopt the Legacy Certificate and the Legacy Bylaws, and shall file the Legacy Certificate with the Secretary of State of the State of Delaware.

               Section 6.03. Certain Post-Distribution Transactions.

                      (a) Legacy. (i) Legacy shall comply with each representation and statement made, or to be made, to any taxing authority in connection with any ruling obtained, or to be obtained, by Excel, EDV and Legacy acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement, and (ii) until the second anniversary of the Distribution Date, Legacy shall not (A) make a material disposition, by means of a sale or exchange of assets or capital stock, a distribution to stockholders or otherwise, of any substantial portion of its assets, (B) repurchase or issue any Legacy capital stock (other than stock issued pursuant to employee plans), or
(C) cease the active conduct of a material portion of its business independently, with its own employees and without material change, unless, in each of cases (A), (B) and (C), in the opinion of counsel to Legacy, which opinion shall be reasonably satisfactory to Excel and EDV, or pursuant to a favorable supplemental ruling letter reasonably satisfactory to Excel and EDV, such act or omission would not adversely affect the tax consequences of the Distribution to Excel or EDV or the stockholders of Excel or EDV, as set forth in any ruling issued by any taxing authority.

               (b) Excel. (i) Excel shall comply with each representation and statement made, or to be made, to any taxing authority in connection with any ruling obtained, or to be obtained, by Excel, EDV and Legacy acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement, and (ii) until the second anniversary of the Distribution Date, Excel shall not (A) make a material disposition, by means of a sale or exchange of assets or capital stock, a distribution to stockholders or otherwise, of any substantial portion of its assets (other than the Legacy Assets), (B) repurchase or issue any capital stock of Excel (other than stock issued pursuant to employee plans), or (C) cease the active conduct of a material portion of its business independently, with its own employees and without material change, unless, in each of cases (A), (B) and (C), in the opinion of counsel to Excel, which opinion shall be reasonably satisfactory to Legacy, or pursuant to a favorable supplemental ruling letter reasonably satisfactory to Legacy, such act or omission would not adversely affect the tax consequences of the Distribution to Legacy or the stockholders of Legacy, as set forth in any ruling issued by any taxing authority.

               (c) EDV. (i) EDV shall comply with each representation and statement made, or to be made, to any taxing authority in connection with any ruling obtained, or to be obtained, by Excel, EDV and Legacy acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement, and (ii) until the second anniversary of the Distribution Date, EDV shall not (A) make a material disposition, by means of a sale or exchange of assets or capital stock, a distribution to stockholders or otherwise, of any substantial portion of its assets (other than the Legacy Assets), (B) repurchase or issue any capital stock of EDV (other than stock issued pursuant to employee plans), or (C) cease the active conduct of a material portion of its business independently, with its own employees and without material change, unless, in each of cases (A), (B) and (C), in the opinion of counsel to EDV, which opinion shall be reasonably satisfactory to Legacy, or pursuant to a favorable supplemental ruling letter reasonably satisfactory to Legacy, such act or omission would not adversely affect the tax consequences of the Distribution to Legacy or the stockholders of Legacy, as set forth in any ruling issued by any taxing authority.

               Section 6.04. Notices by Excel. Excel shall provide notice of the Distribution to all holders of its securities, or options, rights or warrants convertible into its securities, as may be required by Excel's Certificate of Incorporation or Bylaws or any agreement to which Excel is a party.

                                  ARTICLE VII.

                       ACCESS TO INFORMATION AND SERVICES

               Section 7.01.  Provision of Corporate Records.

               (a) Except as may otherwise be provided in a Related Agreement, each of Excel and EDV shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation (at Legacy's cost) to Legacy of the Legacy Books and Records in its possession, except to the extent such items are already in the possession of Legacy. The Legacy Books and Records shall be the property of Legacy, but shall be available to Excel and EDV for review and duplication until Excel or EDV shall notify Legacy in writing that such records are no longer of use to Excel or EDV, respectively.

               (b) Except as otherwise provided in a Related Agreement, Legacy shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation (at Excel's cost) to Excel of the Excel Books and Records in its possession, except to the extent such items are already in the possession of Excel. The Excel Books and Records shall be the property of Excel, but shall be available to Legacy for review and duplication until Legacy shall notify Excel in writing that such records are no longer of use to Legacy.

               (c) Except as otherwise provided in a Related Agreement, Legacy shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation (at EDV's cost) to EDV of the EDV Books and Records in its possession, except to the extent such items are already in the possession of EDV. The EDV Books and Records shall be the property of EDV, but shall be available to Legacy for review and duplication until Legacy shall notify EDV in writing that such records are no longer of use to Legacy.

               Section 7.02. Access to Information. Except as otherwise provided in a Related Agreement, from and after the Distribution Date, Excel and EDV shall afford to Legacy and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, "Information") within Excel's or EDV's possession insofar as such access is reasonably required by Legacy for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Similarly, except as otherwise provided in a Related Agreement, Legacy shall afford to Excel and EDV and their authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Legacy's possession, insofar as such access is reasonably required by Excel or EDV for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Information may be requested under this Article VII for the legitimate business purposes of either party, including, without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

               Section 7.03. Production of Witnesses. At all times from and after the Distribution Date, each of Excel, EDV and Legacy shall use reasonable efforts to make available to the others, upon written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

               Section 7.04. Reimbursement. Except to the extent otherwise contemplated in any Related Agreement, a party providing Information or witness services to another party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witness services.

               Section 7.05. Retention of Records. Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of Excel, EDV and Legacy may destroy or otherwise dispose of any of the Information, which is material Information and is not contained in other Information retained by Excel, EDV or Legacy, as the case may be, at any time after the tenth anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

               Section 7.06. Confidentiality. Each of Excel, EDV, Legacy and their respective Subsidiaries shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other parties hereto in its possession or furnished by the other parties or the other parties' representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel or by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between Excel, EDV and Legacy or any of them, (y) any contractual agreement to which Excel, EDV or Legacy or any of them are currently parties, or
(z) in exercise of any party's rights hereunder.

               Section 7.07. Privileged Matters. Excel, EDV and Legacy recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of Excel, EDV and Legacy and that each of Excel, EDV and Legacy should be deemed to be the client for the purposes of asserting all Privileges. To allocate the interests of each party in the Privileged Information, the parties agree as follows:

               (a) Excel shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Excel Retained Business, whether or not the Privileged Information is in the possession of or under the control of Excel, EDV or Legacy. Excel shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Excel Retained Liabilities, now pending or which may be asserted in the



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



future, in any lawsuits or other proceedings initiated against or by Excel, whether or not the Privileged Information is in the possession of or under the control of Excel, EDV or Legacy.

               (b) EDV shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the EDV Retained Business, whether or not the Privileged Information is in the possession of or under the control of Excel, EDV or Legacy. EDV shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting EDV Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by EDV, whether or not the Privileged Information is in the possession of or under the control of Excel, EDV or Legacy.

               (c) Legacy shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Legacy Business, whether or not the Privileged Information is in the possession of or under the control of Excel, EDV or Legacy. Legacy shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting Legacy Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Legacy, whether or not the Privileged Information is in the possession of Legacy or under the control of Excel, EDV or Legacy.

               (d) Excel, EDV and Legacy agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.07, with respect to all Privileges not allocated pursuant to the terms of Sections 7.07(a), (b) and (c). All Privileges relating to any claims, proceedings, litigation, disputes or other matters which involve each of Excel, EDV and Legacy in respect of which Excel, EDV and Legacy retain any responsibility or liability under this Agreement shall be subject to a shared Privilege.

               (e) No party may waive any Privilege which could be asserted under any applicable law, and in which any other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

               (f) In the event of any litigation or dispute between Excel, EDV and Legacy, or any of them, any party may waive a Privilege in which any other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between such parties, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

               (g) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by the other parties. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

               (h) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which any other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any



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



rights it may have under this Section 7.07 or otherwise to prevent the production or disclosure of such Privileged Information.

               (i) The transfer of the Legacy Books and Records, the Excel Books and Records and the EDV Books and Records and other Information between Excel, EDV, Legacy and their respective Subsidiaries is made in reliance on the agreement of Excel, EDV and Legacy, as set forth in Sections 7.06 and 7.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Sections 7.01 and 7.02, the agreement to provide witnesses and individuals pursuant to Section 7.03 and the transfer of Privileged Information between Excel, EDV, Legacy and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

                                  ARTICLE VIII.

                                    INSURANCE

               Section 8.01. Policies and Rights Included Within the Legacy Assets. Without limiting the generality of the definition of the Legacy Assets set forth in Section 2.01 or the effect of Section 2.01, the Legacy Assets shall include (a) any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the Legacy Business or, to the extent any claim is made against Legacy or any of its Subsidiaries, the Retained Businesses, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies; provided, however, that nothing in this Section 8.01 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Legacy, and (b) the Legacy Policies.

               Section 8.02. Post-Distribution Date Claims. If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against Legacy with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred on or prior to the Distribution Date in or in connection with the Distribution or the conduct of the Legacy Business or, to the extent any claim is made against Legacy or any of its Subsidiaries, the Retained Businesses, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, Excel and/or EDV, as appropriate, shall at the time such claim is asserted be deemed to assign, without need of further documentation, to Legacy any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 8.02 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Legacy.

               Section 8.03.  Administration and Reserves.

               (a) Notwithstanding the provisions of Article III, but subject to any contrary provisions of any Related Agreement, from and after the Distribution Date:

                      (i) Legacy shall be entitled to any reserves established by Excel, EDV or any of their Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Legacy Liabilities;

                      (ii) Excel shall be entitled to any reserves established by Excel or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Excel Retained Liabilities; and

                      (iii) EDV shall be entitled to any reserves established by EDV or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the EDV Retained Liabilities.

               (b) Insurance Premiums. Legacy shall have the right but not the obligation to pay the premiums, to the extent that Excel and EDV do not pay premiums with respect to Retained Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies and the Legacy Policies, as required under the terms and conditions of the respective Policies, whereupon Excel and EDV shall forthwith reimburse Legacy for that portion of such premiums paid by Legacy as are attributable to the Retained Liabilities. Each of Excel and EDV shall provide continued coverage under its director and officer liability insurance policy, if any, for a period of not less than three years for acts which took place or were alleged to have taken place prior to the Distribution Date covering persons who were directors and officers of Excel or EDV, respectively, prior to the Distribution Date. Fifty percent of the additional premiums, if any, for such coverage shall be reimbursed by Legacy within 15 days of the Distribution Date.

               (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Legacy with respect to the Legacy Liabilities, to Excel with respect to the Excel Retained Liabilities and to EDV with respect to the EDV Retained Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the liability policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

               Section 8.04. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of Excel, EDV and Legacy, or any two of them, exist relating to the same occurrence, such parties agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 8.04 shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

                                          ARTICLE IX.

                                         MISCELLANEOUS

               Section 9.01. Complete Agreement; Construction. This Agreement, including the Schedules and Exhibits and the Related Agreements and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Related Agreements, the Related Agreements shall control.

               Section 9.02. Expenses. Except as otherwise set forth in this Agreement or any Related Agreement, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement, the Distribution and with the consummation of the transactions contemplated by this Agreement shall be charged to the party for whose benefit the expenses are incurred, with any expenses which cannot be allocated on such basis to be split equally between the parties.

               Section 9.03. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of laws thereof.

               Section 9.04. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

               To Legacy:

                      Excel Legacy Corporation
                      16955 Via Del Campo, Suite 100
                      San Diego, California  92127
                      Attention:  Gary B. Sabin

               To Excel:

                      Excel Realty Trust, Inc.
                      16955 Via Del Campo, Suite 100
                      San Diego, California  92127
                      Attention:  Gary B. Sabin

               To EDV:

                      ERT Development Corporation
                      16955 Via Del Campo, Suite 100
                      San Diego, California  92127
                      Attention:  Gary B. Sabin

               Section 9.05. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

               Section 9.06. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The parties acknowledge and agree that any party into which Excel, EDV or Legacy merges or which acquires all or substantially all of Excel's, EDV's or Legacy's assets in a sale transaction would constitute a permitted assign for purposes of this
Section 9.06.

               Section 9.07. Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Excel Board and the EDV Board without the approval of Legacy or of the stockholders of Excel or EDV. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

               Section 9.08. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the Distribution Date.

               Section 9.09. No Third-Party Beneficiaries. Except for the provisions of Article V relating to Indemnities, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third-parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

               Section 9.10. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               Section 9.11. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

               Section 9.12. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

               Section 9.13.  Arbitration of Disputes.

               (a) Any controversy or claim arising out of this Agreement, or any breach of this Agreement, including any controversy relating to a determination of whether specific assets constitute Legacy Assets or Retained Assets or whether specific Liabilities constitute Legacy Liabilities or Retained Liabilities, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then in effect, as modified by this Section
9.13 or by the further agreement of the parties.

               (b) Such arbitration shall be conducted in San Diego, California.

               (c) Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award to the prevailing party its attorneys' fees and costs incurred in such arbitration. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

               (d) Nothing contained in this Section 9.13 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain any other party from breaching this Agreement or (ii) for specific enforcement of this Section 9.13. The parties agree that any legal remedy available to a party with respect to a breach of this Section 9.13 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 9.13.

               (e) The parties hereby consent to the jurisdiction of the federal courts located in San Diego, California for all purposes under this Agreement.

               (f) Neither the parties nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of the parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

               (g) Except as provided in Section 9.13(c), each party shall bear its own costs incurred in the arbitration. If any party refuses to submit to arbitration any dispute required to be submitted to arbitration pursuant to this
Section 9.13, and instead commences any other proceeding, including, without limitation, litigation, then the party who seeks enforcement of the obligation to arbitrate shall be entitled to its attorneys' fees and costs incurred in any such proceeding.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                  EXCEL REALTY TRUST, INC.


                                  By:     /s/ GARY B. SABIN
                                          --------------------------------------
                                  Name:   GARY B. SABIN
                                          --------------------------------------
                                  Title:  PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          --------------------------------------



                                  ERT DEVELOPMENT CORPORATION


                                  By:     /s/ GARY B. SABIN
                                          --------------------------------------
                                  Name:   GARY B. SABIN
                                          --------------------------------------
                                  Title:  PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          --------------------------------------



                                  EXCEL LEGACY CORPORATION


                                  By:     /s/ GARY B. SABIN
                                          --------------------------------------
                                  Name:   GARY B. SABIN
                                          --------------------------------------
                                  Title:  PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          --------------------------------------

                                    EXHIBITS

Exhibit A:                   Administrative Services Agreement
Exhibit B:                   Legacy Bylaws
Exhibit D:                   Legacy Certificate
Exhibit D:                   Legacy Employees
Exhibit E:                   Tax Sharing Agreement
Exhibit F:                   Transitional Services Agreement

                                           SCHEDULES

Schedule 1.01(a):            EDV Notes
Schedule 1.01(b):            EDV Real Estate Assets
Schedule 1.01(c):            Excel Notes
Schedule 1.01(d):            Excel Real Estate Assets
Schedule 1.01(e):            Legacy Liabilities
Schedule 1.01(f):            Legacy Board